EX-34.3
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PricewaterhouseCoopers LLP
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Los Angeles, CA  90071
Telephone (213)356-6000
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Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Countrywide Bank, FSB:

We have examined management's assertion, included in the accompanying Management's Report on Assessment of Compliance with Applicable Servicing Criteria, that Countrywide Bank, FSB (the Company) on behalf of Treasury Bank, a Division of Countrywide Bank, FSB and, ReconTrust Company, an operating subsidiary of Countrywide Bank, FSB complied with the servicing criteria set forth in Items 1122(d)(4)(i) and 1122(d)(4)(ii) of the Securities and Exchange Commission's Regulation AB for publicly-issued (i.e., registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended) HELOC and other residential mortgage-backed securities issued on or after January 1, 2006 for which the Company provides custodial operations of pool assets and related documents, and for which the related issuer has a fiscal year end of December 31, 2008 (the Platform), as of December 31, 2008 and for the year then ended. The Company has determined that the remainder of the servicing criteria is not applicable to the activities it performs with respect to the Platform as of and for the year ended December 31, 2008. Schedule A to management's assertion identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Company's compliance with the servicing criteria. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

In our opinion, management's assertion that the Company complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2008 for the Platform is fairly stated, in all material respects.


/s/ PricewaterhouseCoopers LLP


March 13, 2009